Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE2
	Payment Date	03/25/2003

Servicing Certificate	Group 1
Beginning Pool Balance	418,623,457.81
Beginning PFA	0.00
Ending Pool Balance	387,992,890.44
Ending PFA Balance	-
Principal Collections	30,522,347.90
Principal Draws	-
Net Principal Collections	30,522,347.90
Active Loan Count	11,715

Interest Collections	2,788,081.17

Weighted Average Net Loan Rate	8.87970%
Substitution Adjustment Amount	0.00

Excess Cash	447,743.46

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	1.483%
Class A-2	48,251,579.28	17,173,268.45	0.3228119	31,078,310.83	186,170.68	0.00	2.58%	4.630%
Class A-3	161,817,000.00	161,817,000.00	1.0000000	0.00	713,343.28	0.00	24.33%	5.290%
Class A-4	109,924,000.00	109,924,000.00	1.0000000	0.00	549,620.00	0.00	16.52%	6.000%
Class A-5	85,456,000.00	85,456,000.00	1.0000000	0.00	474,280.80	0.00	12.85%	6.660%
Class IO	66,522,000.00	66,522,000.00	1.0000000	0.00	268,158.62	0.00	0.00%	7.500%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	13,174,878.53
Overcollateralization Amount Increase (Decrease)	447,743.46
Outstanding Overcollateralization Amount	13,622,621.99
Target Overcollateralization Amount	22,707,561.95

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,933,738.28		65	0.50%
Delinquent Loans (60 Days)*	642,705.35		21	0.17%
Delinquent Loans (90 Days)*	669,299.62		17	0.17%
Delinquent Loans (120 Days)*	242,803.25		10	0.06%
Delinquent Loans (150 Days)*	119,950.50		5	0.03%
Delinquent Loans (180+ Days)*	446,341.02		8	0.12%
REO	-		0	0.00%
Bankruptcy	1,178,032.05		31	0.30%
Foreclosures	641,497.54		12	0.17%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	406,625.46
Current Month Loss Amount	108,219.47
Current Month Recoveries	0.00
Ending Loss Amount	514,844.93	0.13%

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance due note holders	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Cuurent Month Repurchases Units	0
Cuurent Month Repurchases ($)	0